IN ACCORDANCE WITH RULE 201 THIS DOCUMENT IS A COPY OF THE SCHEDULE 13G
         PREVIOUSLY FILED ON FEBRUARY 18, 1997 PURSUANT TO A RULE 201
                         TEMPORARY HARDSHIP EXEMPTION.


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                                 BENTHOS, INC.
                           -------------------------
                               (Name of Issuer)

                   Common Stock, $.0667 par value per share
                   ----------------------------------------
                        (Title of Class of Securities)

                                  082641 10 1
                           ------------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with the statement / / (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP No. 082641 10 1                 13G                PAGE 2 OF 4 PAGES

------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Samuel O. Raymond
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3    SEC USE ONLY



------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.

------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            135,651

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             135,155

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          None
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      135,651

------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                                [_]


------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.7%

------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN

------------------------------------------------------------------------------

                                 SCHEDULE 13G

  CUSIP No. 082641 10 1                 13G                PAGE 3 OF 4 PAGES

Item 1    Issuer

     (a) The name of the issuer is Benthos, Inc. (the "Issuer").

     (b) The address of the Issuer's principal executive offices is 49 Edgerton Drive, N. Falmouth, Massachusetts 02556.

Item 2    Reporting Person

     (a) The name of the person filing this Schedule is Samuel O. Raymond (the "Reporting Person").

     (b) The principal business address of the Reporting Person is 49 Edgerton Drive, N. Falmouth, Massachusetts 02556.

     (c) The title of the class of securities to which this Schedule relates is Common Stock, $.0667 par value.

     (d) The CUSIP number of this class of securities is 082641 10 1.

Item 3   Type of Reporting Person

     Not Applicable

Item 4   Ownership

     Reference is made to Items 5 though 11 of the Cover Page of this Schedule.

Item 5    Ownership of Five Percent or Less of a Class

     Not applicable

Item 6    Ownership of More than Five Percent on Behalf of Another Person

     Not Applicable

Item 7    Identification and Classification of Subsidiary, etc.

     Not Applicable

Item 8    Identification and Classification of Members of the Group

     Not Applicable

                                 SCHEDULE 13G

  CUSIP No. 082641 10 1                 13G                PAGE 4 OF 4 PAGES



Item 9    Notice of Dissolution of Group

     Not Applicable


                                   Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                February 1, 1997
                                          ---------------------------
                                                    Date


                                             SAMUEL O. RAYMOND
                                          ---------------------------
                                                Signature



                                                Samuel O. Raymond
                                          ---------------------------
                                                     Name